Exhibit 99.1

BPZ Energy Reports First Quarter 2014 Results and New Production from CX15-3D Well

HOUSTON, TX – May 8, 2014 – BPZ Energy, (NYSE: BPZ) (BVL: BPZ), an independent oil and gas exploration and production company, today provided first quarter 2014 financial results and an operational update.

Highlights:

●	First quarter ended March 31, 2014 operating income of $2.1 million, compared with an operating loss of $7.2 million for the same period last year.

●	Net loss of $3.6 million or $0.03 loss per share, compared to $12.8 million or $0.11 loss per share for the same period last year.

●

The Company’s 51% share of oil production from the Corvina and Albacora fields at offshore Block Z-1 for first quarter ended March 31, 2014 was 2,566 barrels of oil per day (bopd), compared to 1,491 bopd for the same period in 2013.

●	Improved first quarter 2014 results, compared to the same period last year, were primarily due to higher revenues from increased production at Block Z-1.

●

Earnings before interest, income taxes, depletion, depreciation and amortization, exploration expense and non-recurring charges (EBITDAX), was a positive $9.6 million for the first quarter of 2014 compared to a positive $21 thousand for the same period last year. (EBITDAX is a non-GAAP measure. Please also see the reconciliation to net income table included at the end of the press release.)

●	The CX15-3D development oil well was completed at the end of April 2014 and over the last seven days the well has produced an average of approximately 720 bopd gross, or 367 bopd net to BPZ.

Manolo Zuniga, President and CEO of BPZ Energy, commented “With the Corvina CX15-3D well recently coming online and the Albacora A-21D well currently being completed, our development drilling program at Block Z-1 is progressing nicely with recent gross production levels of approximately 5,750 bopd, or 2,930 bopd net to BPZ. In the first quarter, we began to see the positive financial impact from our development drilling with increasing production and cash flow as well as lower unit production costs. This is encouraging as we still have seven additional proved undeveloped locations, or PUDs, to drill this year. I am also pleased that we have finished drilling the first three onshore exploration wells at Block XXIII, and we secured a workover rig to test these wells.

Looking ahead, we expect to continue drilling at Corvina from the CX-15 platform throughout next year. As we continue to develop and prove up the boundaries of the Albacora field, additional drilling is also possible. In terms of other offshore opportunities we expect to begin appraising Delfin first, which has tested oil in the past. This project is currently in the planning phase with the first well expected to be spud in 2015. Onshore, we also expect to begin drilling next year at Block XXII, where we are pursuing conventional and unconventional plays.”

PRODUCTION AND REVENUE

The Company’s 51% share of oil production from the Corvina and Albacora fields at offshore Block Z-1 for the three months ended March 31, 2014 was 231 thousand barrels, or 2,566 bopd, compared to 134 thousand barrels, or 1,491 bopd, for the same period in 2013. The increased oil production is a result of the reinitiated drilling campaign at Block Z-1 which began in the second half of 2013, and is currently ongoing, partly offset by declines from previous wells drilled at the CX-11 and Albacora platforms.

For the three months ended March 31, 2014, oil revenue after royalty payments increased by $7.6 million to $20.9 million from $13.3 million for the same period in 2013.

Current quarter sales volumes were 212 thousand barrels compared to 129 thousand barrels for the same period last year. Higher sales volumes of 83 thousand barrels were due to higher oil production. Increased revenue from higher sales volumes was partly offset by a decrease of $4.49 in the average per barrel sales price received after royalty payments from $103.27 to $98.78 per barrel.

EXPENSES

Lease Operating Expense

For the three months ended March 31, 2014, lease operating expense (LOE) decreased by $1.5 million to $5.2 million ($24.68 per Bbl) from $6.7 million ($51.89 per Bbl) for the same period in 2013.

LOE declined as no major workovers were performed in 2014, compared to one major workover in 2013 for $2.0 million, as well as other LOE reductions of $0.1 million. These lower expenses were partially offset by higher crude oil transportation expense of $0.6 million due to higher crude oil sales volumes.

General and Administrative Expense

For the three months ended March 31, 2014, general and administrative (G&A) expenses increased by $0.7 million, to $6.2 million from $5.5 million for the same period in 2013. Stock-based compensation expense, a subset of G&A expenses, was $0.8 million for the three months ended March 31, 2014 and $0.7 million for the same period in 2013.

G&A expenses, excluding stock-based compensation, increased $0.6 million to $5.4 million from $4.8 million for the same period in 2013. The increase is due to higher indirect charges from our Block Z-1 partner of $0.8 million and higher other general and administrative expenses of $0.4 million, partially offset by lower salary and related costs of $0.6 million.

Geological, Geophysical and Engineering

For the three months ended March 31, 2014, geological, geophysical and engineering expenses increased $0.4 million to $0.8 million compared to $0.4 million for the same period in 2013.

Depreciation, Depletion and Amortization Expense

For the three months ended March 31, 2014, depreciation, depletion and amortization expense decreased $0.3 million to $6.6 million from $6.9 million for the same period in 2013 mainly due to lower depletion expense as the company’s proved developed producing reserves volumes increased.

Standby Costs

For the three months ended March 31, 2014, there were no standby costs. For the same period last year, the Company incurred $1.1 million in standby costs as two Petrex rigs were either partially of fully on standby for approximately two months.

Other Expense

For the three months ended March 31, 2014, total other expense decreased $1.5 million to $3.7 million compared to $5.2 million during the same period in 2013.

The decrease is primarily due to $0.5 million of lower net interest expense resulting from higher capitalized interest and lower amortization of debt expenses, a $0.5 million improvement in gains on derivatives due to lower crude oil prices during the 2014 quarter and a $0.5 million improvement in other income.

Income Taxes

For the three months ended March 31, 2014, the Company recognized income tax expense of $2.0 million on a loss before income taxes of $1.6 million.

The $2.0 million of income tax expense relates to the Company’s foreign operations which had income before tax of $3.4 million. The difference on the income tax of $2.0 million from the 22% statutory rate provided for under the Block Z-1 License Contract is due to foreign withholding on USA tax entities, deferred tax adjustments related to oil inventory, deferred tax adjustments on certain marine transactions and tax return to tax accrual adjustments.

LIQUIDITY, CAPITAL EXPENDITURES AND CAPITAL RESOURCES

Liquidity

At March 31, 2014, we had cash and cash equivalents of $46.5 million, an accounts receivable balance of $32.0 million and a working capital deficit of $4.1 million.

Capital and Exploratory Expenditures

The Company’s non-Block Z-1 total capital and exploratory expenditures for the first quarter ended March 31, 2014 were $7.1 million, mainly related to the Company’s onshore exploration drilling campaign. This excludes capitalized interest of $2.9 million.

For Block Z-1, Pacific Rubiales provided 100% funding for capital and exploratory expenditures of $33.8 million for the three months ended March 31, 2014 under its funding commitment (carry amount). These gross capital expenditures include approximately $15.6 million related to the CX-15 development drilling program, $14.4 million related to the development drilling program in Albacora and other expenditures of $3.8 million. At March 31, 2014, the Company’s remaining carry amount from Pacific Rubiales was $64.0 million.

Capital Resources

At March 31, 2014, outstanding long-term debt consisted of convertible notes with an aggregate principal amount of $168.7 million. Outstanding current short-term debt consisted of convertible notes with an aggregate principal amount of $60.9 million.

SUBSEQUENT EVENTS

In April 2014, $26.0 million of the aggregate principal amount of the Convertible Notes due 2015 were exchanged for an additional $25.0 million of the aggregate principal amount of Convertible Notes due 2017. Because the Company refinanced the obligation on a long-term basis, $25.0 million of aggregate principal amount of the Convertible Notes due 2015 that was originally expected to become a current maturity of long-term debt as of March 31, 2014 is being classified as long-term debt.

OPERATIONS UPDATE

Offshore Block Z-1 (51% BPZ)

As of May 7, 2014 gross production at Block Z-1 was approximately 5,750 bopd, or net production of 2,930 bopd to BPZ Energy.

Corvina Field

The CX15-3D development well was completed at the end of April 2014. The well was drilled to a measured depth of 7,750 feet. Over the past seven days, this new well has produced an average of approximately 720 bopd gross, or 367 bopd net to BPZ. For the last 24 hours the CX15-3D well has averaged gross production of approximately 725 bopd, or net production to BPZ of 370 bopd.

The new Corvina CX15-5D development well was spud the last week of April 2014 and has a targeted measured depth of 8,500 feet, with initial results expected in July 2014.

Albacora Field

The A-21D development well is currently being completed. The well was drilled to a total measured depth of 12,500 feet. Initial results are expected later this month.

As previously disclosed, the A-18D oil well was shut in due to gas intrusion at the end of first quarter 2014, resulting in lost production for approximately one month. Production has recently been partially restored by constraining the gas flow. As a result, gross production has averaged 800 bopd over the last seven days, or net production to BPZ of 408 bopd. Evaluation of the well continues to determine whether additional intervention could further optimize production.

Onshore Block XXIII (100% BPZ)

As previously reported on the Caracol 1X, an upper interval in the Zorritos Formation with oil shows was perforated and stimulated for subsequent testing. Other intervals tested gas with formation water. The Cardo 2X well was then drilled to a total measured depth of 3,800 feet and completed in early April 2014. The Piedra Candela 3X well was spud in late April 2014 and drilled to a target measured depth of 3,500 feet and well logs are currently being run. After completing the Piedra Candela well, the drilling rig will be demobilized and a workover rig will be utilized to test the three wells.

CONFERENCE CALL

The Company has scheduled a conference call and webcast to discuss first quarter 2013 results on Friday, May 9, 2014, at 10:00 a.m. CDT (11:00 a.m. ET.)

The live conference call may be accessed via the Investor Relations section of the Company’s website at http://www.bpzenergy.com or by accessing the following dial-in numbers:

US and Canada Dial-In:      (877) 293-5457

International Dial-In:           (707) 287-9344

A replay of the conference call will be available at the Investor Relations section of the Company’s website.

ABOUT BPZ ENERGY

BPZ Energy is an independent oil and gas exploration and production company with license contracts covering 1.9 million net acres in four blocks located in northwest Peru. Current operations in these blocks range from early-stage exploration to production. The Company holds a 51% working interest in offshore Block Z-1, where development drilling is currently underway at the Corvina and Albacora fields. Onshore the Company holds a 100% interest in three blocks with exploration drilling currently underway at Block XXIII. In southwest Ecuador, the Company owns a 10% non-operating net profits interest in a producing property. BPZ Energy trades as BPZ Resources, Inc. on both the New York Stock Exchange and the Bolsa de Valores in Lima under ticker symbol “BPZ”. Please visit www.bpzenergy.com for more information.

FORWARD LOOKING STATEMENT

This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward looking statements are based on our current expectations about our company, our properties, our estimates of required capital expenditures and our industry. You can identify these forward-looking statements when you see us using words such as “will,” “expected,” "estimated,” and "prospective," and other similar expressions. These forward-looking statements involve risks and uncertainties.

Our actual results could differ materially from those anticipated in these forward looking statements. Such uncertainties include successful operation of our new platform in Corvina, the success of our project financing efforts, accuracy of well test results, results of seismic testing, well refurbishment efforts, successful production of indicated reserves, satisfaction of well test period requirements, successful installation of required permanent processing facilities, receipt of all required permits, the successful management of our capital expenditures, and other normal business risks. We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

CAUTIONARY STATEMENT REGARDING CERTAIN INFORMATION RELEASES

The U.S. Securities and Exchange Commission (SEC) permits oil and gas companies, in their filings with the SEC, to disclose only "reserves" that a company anticipates to be economically producible by application of development projects to known accumulations, and there exists or is a reasonable expectation there will exist, the legal right to produce, or a revenue interest in the production, installed means of delivering oil and gas or related substances to market, and all permits and financing required to implement the project. We are prohibited from disclosing estimates of oil and gas resources that do not constitute "reserves" in our SEC filings, including any estimates of contingent and prospective resources included in this press release. With respect to "probable" and "possible" reserves, we are required to disclose the relative uncertainty of such classifications of reserves when they are included in our SEC filings. Further, the reserves estimates contained in this press release are not designed to be, nor are they intended to represent, an estimate of the fair market value of the reserves.

The Company is aware that certain information concerning its operations and production is available from time to time from Perupetro, an instrumentality of the Peruvian government, and the Ministry of Energy and Mines ("MEM"), a ministry of the government of Peru. This information is available from the websites of Perupetro and MEM and may be available from other official sources of which the Company is unaware. This information is published by Perupetro and MEM outside the control of the Company and may be published in a format different from the format used by the Company to disclose such information, in compliance with SEC and other U.S. regulatory requirements.

Additionally, the Company’s joint venture partner in Block Z-1, Pacific Rubiales Energy Corp. (“PRE”), is a Canadian public company that is not listed on a U.S. stock exchange, but is listed on the Toronto (TSX), Bolsa de Valores de Colombia (BVC) and BOVESPA stock exchanges. As such PRE may be subject to different information disclosure requirements than the Company. Information concerning the Company, such as information concerning energy reserves, may be published by PRE outside of our control and may be published in a format different from the format the Company uses to disclose such information, incompliance with SEC and other U.S. regulatory requirements.

The Company provides such information in the format required, and at the times required, by the SEC and as determined to be both material and relevant by management of the Company. The Company urges interested investors and third parties to consider closely the disclosure in our SEC filings, available from us at 580 Westlake Park Blvd., Suite 525, Houston, Texas 77079; Telephone: (281) 556-6200. These filings can also be obtained from the SEC via the internet at www.sec.gov.

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INVESTOR AND MEDIA CONTACT:

A. Pierre Dubois

Investor Relations & Corporate Communications

BPZ Energy

1-281-752-1240

pierre_dubois@bpzenergy.com

BPZ Resources, Inc. and Subsidiaries

Consolidated Statements of Operations (Unaudited)

(In thousands, except per share data)

	Three Months
	1Q 2014	4Q 2013	1Q 2013
Net revenue:
Oil revenue, net	$20,904	$12,028	$13,281
Other revenue	72	45	31

Total net revenue	20,976	12,073	13,312

Operating and administrative expenses:
Lease operating expense	5,223	4,799	6,673
General and administrative expense	6,197	5,613	5,475
Geological, geophysical and engineering expense	821	223	358
Depreciation, depletion and amortization expense	6,612	5,109	6,904
Standby costs	-	238	1,143
Other operating expense	-	1,747	-

Total operating and administrative expenses	18,853	17,729	20,553

Operating income (loss)	2,123	(5,656)	(7,241)

Other income (expense):
Loss from investment in Ecuador property, net	(8)	(9)	(47)
Interest expense, net	(3,837)	(4,021)	(4,298)
Gain (loss) on derivatives	30	(30)	(548)
Interest income	5	7	9
Other income (expense)	67	(214)	(329)

Total other expense, net	(3,743)	(4,267)	(5,213)

Loss before income taxes	(1,620)	(9,923)	(12,454)

Income tax expense	1,950	43	330

Net loss	$(3,570)	$(9,966)	$(12,784)

Basic net loss per share	$(0.03)	$(0.09)	$(0.11)
Diluted net loss per share	$(0.03)	$(0.09)	$(0.11)

Basic weighted average common shares outstanding	116,042	116,035	115,788
Diluted weighted average common shares outstanding	116,042	116,035	115,788

 BPZ Resources, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands)

	March 31,	December 31,
	2014	2013
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$46,513	$57,395
Accounts receivable	31,964	21,630
Income taxes receivable	2,219	2,134
Value-added tax receivable	8,802	10,490
Inventory	15,654	17,368
Restricted cash	1,250	1,250
Prepaid and other current assets	5,518	5,419

Total current assets	111,920	115,686

Property, equipment and construction in progress, net	220,125	217,753
Restricted cash	4,109	4,109
Other non-current assets	4,820	5,065
Investment in Ecuador property, net	526	534
Deferred tax asset	62,251	63,602

Total assets	$403,751	$406,749

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$6,392	$3,127
Accrued liabilities	10,412	11,246
Other liabilities	41,287	24,494
Accrued interest payable	465	5,119
Derivative financial instruments	-	30
Current maturity of long-term debt	57,448	-

Total current liabilities	116,004	44,016

Asset retirement obligation	1,660	1,564
Other non-current liabilities	-	16,755
Long-term debt, net	151,335	206,939

Total long-term liabilities	152,995	225,258

Commitments and contingencies

Stockholders’ equity:
Preferred stock, no par value, 25,000 authorized; none issued and outstanding	-	-
Common stock, no par value, 250,000 authorized; 118,605 and 117,526 shares issued and outstanding at March 31, 2014 and December 31, 2013, respectively	569,908	569,061
Accumulated deficit	(435,156)	(431,586)

Total stockholders’ equity	134,752	137,475

Total liabilities and stockholders’ equity	$403,751	$406,749

RECONCILIATION OF NON-GAAP MEASURE

The table below represents a reconciliation of EBITDAX to the Company’s net income (loss), which is the most directly comparable financial measure calculated in accordance with generally accepted accounting principles in the United States of America.

	Three Months Ended March 31,
	2014	2013
	(in thousands)
Net loss	$(3,570)	$(12,784)
Interest expense	3,837	4,298
Income tax expense	1,950	330
Depreciation, depletion and amortization expense	6,612	6,904
Geological, geophysical and engineering expense	821	358
Other (income) expense	(64)	367
(Gain) loss on derivatives	(30)	548
EBITDAX (a)	$9,556	$21

(a) Earnings before interest, income taxes, depletion, depreciation and amortization, exploration expense and certain non-cash charges (“EBITDAX”) is a non-GAAP financial measure, as it excludes amounts or is subject to adjustments that effectively exclude amounts, included in the most directly comparable measure calculated and presented in accordance with GAAP in financial statements. “GAAP” refers to generally accepted accounting principles in the United States of America. Non-GAAP financial measures disclosed by management are provided as additional information to investors in order to provide them with an alternative method for assessing the Company’s financial condition and operating results. These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies. Pursuant to the requirements of Regulation G, whenever the Company refers to a non-GAAP financial measure, it also presents the most directly comparable financial measure presented in accordance with GAAP, along with a reconciliation of the differences between the non-GAAP financial measure and such comparable GAAP financial measure. Management believes that EBITDAX may provide additional helpful information with respect to the Company’s performance or ability to meet its debt service and working capital requirements.